Exhibit 5.1

April 7, 2011

The Board of Directors
Derma Sciences, Inc.
214 Carnegie Center, Suite 300
Princeton, NJ 08540

Re:  Post Effective Amendment No. 1 to Registration Statement on Form S-1 and S-1/MEF on Form S-3

Gentlemen:

We are counsel to Derma Sciences, Inc. (the “Company”) in connection with post effective amendment no. 1 to the Company’s registration statements nos. 333-163127 on Form S-1 and 333-164942 on Form S-1/MEF (the “Registration Statement”) under the Securities Act of 1933 covering the issuance by the Company of up to 341,594 shares of the Company’s common stock, par value $.01 per share (the “Shares”), upon exercise of the Company’s series O and series P stock purchase warrants (the “Warrants”).

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed.  In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to our opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

Based upon the foregoing, we are of opinion as follows:  the Shares, upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

HEDGER & HEDGER

/s/ Raymond C. Hedger, Jr.